2007-4

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON FOURTH QUARTER EARNINGS TOTAL $0.83 PER SHARE; REVENUES, NET INCOME, ORDERS, BACKLOG ALL SET NEW RECORDS IN 2006

•	Quarter’s earnings per share total $0.83, including charges, versus $0.47 a year ago
•	2006 earnings per share total $2.72, compared with $1.52 in 2005
•	2006 orders total $5.1 billion; backlog reaches record level at $3.5 billion

HOUSTON (February 2, 2007) - Cameron (NYSE: CAM) reported net income of $96.5 million, or $0.83 per diluted share, for the quarter ended December 31, 2006, compared with net income in the prior year’s fourth quarter of $54.7 million, or $0.47 per diluted share. The fourth quarter 2006 results include after-tax charges of $4.5 million, or $0.04 per diluted share, related to the integration of the Dresser acquisition, and $6.0 million, or $0.05, related to a previously disclosed settlement of a class action lawsuit. Excluding the charges, the Company’s earnings were $0.92 per diluted share.
Revenues up 46 percent for quarter, 49 percent for year
Revenues for the fourth quarter of 2006 were $1,076.7 million, up nearly 46 percent from the fourth quarter of 2005’s $738.5 million, as all three business segments posted increases from year-ago levels.  Revenues for the year were a record $3.74 billion, up nearly 49 percent from 2005’s $2.52 billion, with increases in all three segments.  Net income per diluted share for 2006 was $2.72 compared to $1.52 per diluted share for 2005.
Cameron Chairman and Chief Executive Officer Sheldon R. Erikson said that the Company’s results reflect the favorable operating environment that existed throughout 2006, coupled with strong operational performance by the Company.
Orders, backlog reach record levels again
Orders booked during the fourth quarter of 2006 totaled $1.22 billion, up almost 55 percent from a year ago, as orders in each of the Company’s three divisions were higher than in the fourth quarter of 2005.
Orders for full-year 2006 were a record $5.07 billion, up more than 46 percent from 2005’s $3.46 billion. Erikson said that both the DPS group ($3.26 billion) and the V&M group ($1.30 billion) again posted record orders, and the Compression division’s orders increased for the fourth year in a row. “In the second quarter of 2005, our total orders were a then-record $1.11 billion,” Erikson said. “During 2006, we surpassed that figure in every quarter, driven by strength in the drilling and surface equipment markets and the addition of the Dresser businesses.”
Total backlog at year-end was $3.53 billion, over 63 percent above the $2.16 billion of a year ago, as both the DPS and V&M groups reached the highest levels in their history. Erikson noted that 2006 marked the seventh consecutive year that Cameron’s total year-end backlog has increased.
Dresser acquisition integration essentially complete; related charges below earlier estimates
Erikson said the integration of the businesses acquired from the Flow Control segment of Dresser, Inc. a year ago was essentially completed as of year-end. “The Dresser acquisition has proven to be an unqualified success,” he noted. “The combination of people, product lines and manufacturing facilities has made the V&M organization the world’s leading manufacturer of energy-related valves, and the integration process to date has gone extremely well.” Erikson said that the $29.6 million (pretax) of integration costs recognized in 2006 is more than $25 million below the Company’s earlier estimate of approximately $55 million that was expected to be incurred.
Cash flow highest in history, balance sheet remains solid
Erikson said that Cameron’s cash flow from operations totaled nearly $547 million during 2006, compared with approximately $352 million in 2005. “Our business segments turned in another solid cash generation performance, particularly in the fourth quarter, and we will continue to review options for reinvesting these funds in our businesses. During 2006, we were not as active on the acquisition front as in prior years, as we were focused on integrating the Dresser acquisition. Our capital spending increased to $185 million, with much of that directed toward a company-wide program to increase capacity, improve efficiency and address market needs by upgrading machine tools and manufacturing processes,” Erikson said, “and we spent $282.2 million to repurchase more than 6.2 million shares of our common stock at an average price of approximately $45.21 per share.”
Erikson noted that fourth quarter activity resulted in a significant increase in the Company’s cash balance. “At year-end 2006, the cash and cash equivalents on our balance sheet totaled more than $1 billion, and exceeded our total debt by approximately $80.8 million,” Erikson said. “In 2007, we expect to again generate sufficient cash to internally fund our capital budgets, which will include continued investment in improvements to manufacturing efficiency and capacity expansion.” Erikson noted that he expects capital expenditures to total approximately $225 to $250 million in the coming year. He also noted that Cameron will again be actively seeking M&A opportunities and will also use funds for share repurchases.
Earnings expected to increase again in 2007 on strength of current backlog
Erikson said the Company currently expects 2007 earnings to be approximately $3.65 to $3.85 per diluted share. “Entering 2006, we noted that our results would depend on our ability to efficiently convert our record backlog into revenues and our success in integrating the Dresser businesses,” Erikson said. “Our people performed well on both fronts, and our challenges for 2007 are to again convert a record backlog into earnings and to build on our successes.” Erikson said that the Company’s full-year results will depend on overall activity in the energy markets and the spending levels of Cameron’s customers, especially in shorter-cycle businesses.
Erikson said Cameron’s first quarter 2007 earnings per diluted share are expected to be approximately $0.75 to $0.80. “This guidance reflects the visibility of the projects in our current backlog, as well as our near-term expectations for activity in the oil and gas markets,” he said.
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future market strength, order levels, revenues and earnings of the Company (including first quarter and full year 2007 earnings per share estimates), as well as expectations regarding margins, profitability, capital spending, cash flow and use of funds for M&A opportunities and share repurchases, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Results of Operations
($ and shares in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Drilling & Production Systems	$645.4	$428.7	$2,113.1	$1,507.8
Valves & Measurement	301.4	200.4	1,177.9	625.1
Compression Systems	129.9	109.4	451.9	384.9
Total revenues	1,076.7	738.5	3,742.9	2,517.8

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	748.2	516.2	2,601.1	1,796.3
Selling and administrative expenses	151.6	112.4	528.5	381.2
Depreciation and amortization	28.9	20.9	101.3	78.4
Interest income	(10.3)	(4.3)	(26.9)	(13.1)
Interest expense	6.5	2.9	20.7	12.0
Acquisition integration costs	6.8	--	29.6	--
Total costs and expenses	931.7	648.1	3,254.3	2,254.8

Income before income taxes	145.0	90.4	488.6	263.0
Income tax provision	(48.5)	(35.7)	(170.8)	(91.9)
Net income	$96.5	$54.7	$317.8	$171.1

Earnings per common share:
Basic	$0.86	$0.48	$2.81	$1.55
Diluted	$0.83	$0.47	$2.72	$1.52

Shares used in computing earnings per common share:
Basic	111.6	114.3	113.3	110.7
Diluted	115.8	117.1	117.0	112.6

EBITDA:
Drilling & Production Systems [1]	$122.4	$73.9	$417.4	$222.6
Valves & Measurement [2]	62.9	37.0	198.2	118.3
Compression Systems [3]	16.4	12.8	58.6	42.1
Corporate and other [4]	(31.6)	(13.8)	(90.5)	(42.7)
Total	$170.1	$109.9	$583.7	$340.3

[1]	Includes acquisition integration costs of $0.3 million (fourth quarter 2006 and twelve months 2006).
[2]	Includes acquisition integration costs of $5.0 million (fourth quarter 2006) and $26.8 million (twelve months 2006).
[3]	Includes acquisition integration costs of $1.5 million (fourth quarter 2006) and $2.5 million (twelve months 2006).
[4]	Includes $9.0 million (fourth quarter 2006) and $17.5 million (twelve months 2006) related to the expected cost of a previously disclosed class action settlement.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	December 31, 2006	December 31, 2005
	(unaudited)
Assets:
Cash and cash equivalents	$1,033.5	$362.0
Receivables, net	696.1	574.1
Inventories, net	1,009.4	705.8
Other	168.6	86.2
Total current assets	2,907.6	1,728.1

Plant and equipment, net	648.8	525.7
Goodwill	595.3	577.0
Other assets	199.0	267.8
Total Assets	$4,350.7	$3,098.6

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$207.3	$6.5
Accounts payable and accrued liabilities	1,364.7	891.5
Accrued income taxes	56.2	23.9
Total current liabilities	1,628.2	921.9

Long-term debt	745.4	444.4
Postretirement benefits other than pensions	20.8	40.1
Deferred income taxes	90.2	39.1
Other long-term liabilities	124.7	58.3
Total liabilities	2,609.3	1,503.8

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 116,170,863 shares issued at December 31, 2006 (115,629,117 shares issued and outstanding at December 31, 2005)	1.2	1.2
Capital in excess of par value	1,140.8	1,113.0
Retained earnings	760.9	443.1
Accumulated other elements of comprehensive income	16.3	37.5
Less: Treasury stock, 3,881,236 shares at December 31, 2006	(177.8)	--
Total stockholders’ equity	1,741.4	1,594.8

Total Liabilities and Stockholders’ Equity	$4,350.7	$3,098.6

Cameron
Unaudited Consolidated Statements Of Cash Flows
($ millions)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Cash flows from operating activities:
Net income	$96.5	$54.7	$317.8	$171.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19.6	15.8	75.9	64.0
Amortization	9.3	5.1	25.4	14.4
Non-cash stock compensation expense	9.6	1.3	25.6	2.8
Non-cash write-down of investments	--	2.5	--	2.5
Non-cash write-off of assets associated with acquisition integration efforts	--	--	10.5	--
Tax benefit of employee benefit plan transactions, deferred income taxes and other	8.4	10.3	60.3	34.1
Changes in assets and liabilities, net of translation, acquisitions, dispositions and non-cash items:
Receivables	(1.5)	(58.7)	(81.7)	(80.7)
Inventories	8.0	(47.7)	(269.8)	(137.4)
Accounts payable and accrued liabilities	146.0	85.4	382.9	255.2
Other assets and liabilities, net	40.4	(0.4)	(0.4)	26.1
Net cash provided by operating activities	336.3	68.3	546.5	352.1

Cash flows from operating activities:
Capital expenditures	(75.9)	(33.7)	(184.8)	(77.5)
Acquisitions, net of cash acquired or repaid	7.0	(204.4)	(28.8)	(328.6)
Proceeds from sale of plant and equipment and other	6.1	--	16.6	5.5
Net cash used for investing activities	(62.8)	(238.1)	(197.0)	(400.6)

Cash flows from financing activities:
Loan borrowings (repayments), net	(8.6)	(0.3)	(0.3)	(2.3)
Issuance of convertible debt	--	--	500.0	--
Debt issuance costs	(0.1)	--	(8.6)	--
Redemption of convertible debt	--	--	--	(14.8)
Purchase of treasury stock	(16.3)	--	(282.2)	(9.4)
Proceeds from stock option exercises	37.5	57.6	76.0	223.1
Excess tax benefits from stock compensation plans	10.1	--	16.5	--
Principal payments on capital leases	(0.8)	(1.1)	(4.4)	(4.1)
Net cash provided by financing activities	21.8	56.2	297.0	192.5

Effect of translation on cash	18.5	15.2	25.0	(9.0)

Increase (decrease) in cash and cash equivalents	313.8	(98.4)	671.5	135.0

Cash and cash equivalents, beginning of period	719.7	460.4	362.0	227.0

Cash and cash equivalents, end of period	$1,033.5	$362.0	$1,033.5	$362.0

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Drilling & Production Systems	$769.3	$460.5	$3,256.9	$2,301.1
Valves & Measurement	323.1	228.6	1,296.0	710.8
Compression Systems	123.5	97.0	521.3	449.8
Total	$1,215.9	$786.1	$5,074.2	$3,461.7

Backlog

	December 31, 2006	December 31, 2005

Drilling and Production Systems	$2,661.3	$1,503.6
Valves & Measurement	620.8	469.0
Compression Systems	248.9	183.2
Total	$3,531.0	$2,155.8

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions, except per share data)

	Three Months Ended December 31, 2006
	Drilling & Production Systems		Valves & Measurement		Compression Systems		Corporate	Total

Income (loss) before income taxes	$106.3	[1]	$55.2	[2]	$13.0	[3]	$(29.5) [4]	$145.0
Depreciation & amortization	16.1		7.7		3.4		1.7	28.9
Interest income	--		--		--		(10.3)	(10.3)
Interest expense	--		--		--		6.5	6.5

EBITDA	$122.4		$62.9		$16.4		$(31.6)	$170.1

[1]	Includes acquisition integration costs of $0.3 million.
[2]	Includes acquisition integration costs of $5.0 million.
[3]	Includes acquisition integration costs of $1.5 million.
[4]	Includes $9.0 million related to the expected cost of a previously disclosed class action settlement.

	Three Months Ended December 31, 2005
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$62.8	$30.9	$10.0	$(13.3)	$90.4
Depreciation & amortization	11.1	6.1	2.8	0.9	20.9
Interest income	--	--	--	(4.3)	(4.3)
Interest expense	--	--	--	2.9	2.9

EBITDA	$73.9	$37.0	$12.8	$(13.8)	$109.9

Three Months Ended December 31, 2006

Fully diluted earnings per share, as reported	$0.83
Acquisition integration costs	0.04
Expected cost of a previously disclosed class action settlement	0.05

Earnings per diluted share excluding acquisition integration costs and expected cost of a previously disclosed class action settlement	$0.92

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Twelve Months Ended December 31, 2006
	Drilling & Production Systems		Valves & Measurement		Compression Systems		Corporate	Total

Income (loss) before income taxes	$364.6	[1]	$167.5	[2]	$45.7	[3]	$(89.2) [4]	$488.6
Depreciation & amortization	52.8		30.7		12.9		4.9	101.3
Interest income	--		--		--		(26.9)	(26.9)
Interest expense	--		--		--		20.7	20.7

EBITDA	$417.4		$198.2		$58.6		$(90.5)	$583.7

[1]	Includes acquisition integration costs of $0.3 million.
[2]	Includes acquisition integration costs of $26.8 million.
[3]	Includes acquisition integration costs of $2.5 million.
[4]	Includes $17.5 million related to the expected cost of a previously disclosed class action settlement.

	Twelve Months Ended December 31, 2005
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$178.9	$101.5	$26.7	$(44.1)	$263.0
Depreciation & amortization	43.7	16.8	15.4	2.5	78.4
Interest income	--	--	--	(13.1)	(13.1)
Interest expense	--	--	--	12.0	12.0

EBITDA	$222.6	$118.3	$42.1	$(42.7)	$340.3